Exhibit 99.1

Forum Merger II Corporation Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing September 12, 2018

New York, NY, September 11, 2018 (GLOBE NEWSWIRE) -- Forum Merger II Corporation (Nasdaq: FMCIU) (the “Company”) announced today that, commencing September 12, 2018, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) included in the Units. The Class A Common Stock and Warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “FMCI” and “FMCIW,” respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “FMCIU.” Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Class A Common Stock and Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

About Forum Merger II Corporation

Forum Merger II Corporation is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies with an aggregate enterprise value of approximately $500 million to $2 billion that are based in the United States. The Company is led by Co-Chief Executive Officers Marshall Kiev and David Boris.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

David Boris

Co-Chief Executive Officer

Forum Merger II Corporation

(212) 739-7860

david@forummerger.com

www.forummerger.com